Exhibit 10.6

Amendments to 2013 Omnibus Incentive Plan

1.	The definition of “Company Sale” shall be deleted and replaced with the following:
“Company Sale” shall mean the occurrence of:
(i) any “person” (as defined in Section 13(d) of the Act) (other than 3G, Berkshire, the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in an investment fund sponsored by 3G;
(ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Company Sale; or
(iii) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Company Sale under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.    The following shall be added as Section 5(g):
From and after the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015, by and among the Company, Kraft Foods Group Inc., and the other parties thereto, the aggregate fair market value of Awards that may be granted under the Plan to non-employee members of the Board of the Company for service in such capacity in any fiscal year shall not exceed $750,000 (which, in the case of stock options, shall be determined based on the grant date fair value of such stock options and, in the case of other stock-based awards, shall be determined based on the closing price of the underlying Shares on the grant date).